As filed with the Securities and Exchange Commission on March 25, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EXP WORLD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0681092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

 (Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

(Full title of plan)

James Bramble

General Counsel

eXp World Holdings, Inc.

 2219 Rimland Drive, Suite 301

Bellingham, WA 98226

775-432-6394

 (Name, address and telephone number, including area code, of agent for service)

Copy to:

Christopher J. Voss

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and Emerging Growth Company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	◻	Accelerated filer	☒
Non-accelerated filer	◻ (Do not check if a smaller reporting company)	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share, issuable under the 2015 Stock Option Plan	10,958,218(2)	$8.24	$90,295,716(3)	$11,720(3)
Total	10,958,218		$90,295,716	$11,720

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”) as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)          Represents additional shares of Common Stock reserved for future grant under the 2015 Incentive Plan as a result of (a) an increase the number of shares of Common Stock available for issuance under the 2015 Incentive Plan to an aggregate total of 30,000,000, representing an increase of 9,000,000 additional shares of Common Stock, and (ii) an increase of 1,958,218 additional shares of Common Stock pursuant to the 2015 Incentive Plan’s Evergreen Provision (defined below). Shares available for issuance under the 2015 Incentive Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2017 (File No. 333-221550).

The 2015 Incentive Plan includes a provision for the automatic increases in shares of Common Stock available for issuance under the plan on December 1 of each year, commencing on December 1, 2019, and ending on (and including)  December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of Common Stock repurchased by the Company pursuant to any repurchase plan of the Registrant then in effect (the “Evergreen Provision”).

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Stock Market on March 24, 2020 which was $8.24 per share.

EXPLANATORY NOTE

The  10,958,218 shares of common stock, par value $0.00001 per share (“Common Stock”), of eXp World Holdings, Inc. (the “Registrant”) being registered pursuant to this registration statement on Form S-8 (the “Registration Statement”) are additional securities under the Registrant’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”), and the same class of securities for which a prior registration statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2017 (File No. 333-221550). Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement is incorporated by reference herein.

On October 31, 2019, the stockholders of the Registrant approved an amendment to the 2015 Incentive Plan (prior to such amendment, the “Prior 2015 Incentive Plan”), to, among other changes, (i) increase the number of shares of Common Stock available for issuance under the 2015 Incentive Plan to an aggregate total of 30,000,000, representing an increase of 9,000,000 additional shares of Common Stock, and (ii) provide for an automatic increase in the number of shares of Common Stock available for issuance under the 2015 Incentive Plan on December 1 of each year, commencing on December 1, 2019, and ending on (and including) December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of Common Stock repurchased by the Company pursuant to any repurchase plan of the Registrant then in effect; provided that the Board may act prior to December 1of a given year to provide that there will be no share increase for such year or that the increase for such year will be a lesser number of shares than otherwise provided in clause (a) or (b) (the increase described in clause (ii) above, is referred to as the “Evergreen Provision”).  10,958,218 shares of Common Stock were added to the 2015 Incentive Plan as of March 24, 2020 pursuant to the Evergreen Provision.

EXHIBITS

Exhibit Number	Description

5.1	Opinion of K&L Gates LLP.

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.3	Consent of K&L Gates LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	2015 Equity Incentive Plan (incorporated by reference to the Definitive Information Statement on Schedule 14C filed by the Registrant on November 15, 2019)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, on March 25, 2020.

EXP WORLD HOLDINGS, INC.

/s/ Glenn Sanford
By:	Glenn Sanford
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Glenn Sanford and Jeff Whiteside, and each of them, either of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn Sanford	Chairman of the Board and Chief Executive Officer	March 25, 2020
Glenn Sanford	(principal executive officer)

/s/ Jeff Whiteside	Chief Financial Officer	March 25, 2020
Jeff Whiteside	(principal financial officer)

/s/ Jason Gesing	Director	March 25, 2020
Jason Gesing

/s/ Eugene Frederick	Director	March 25, 2020
Eugene Frederick

/s/ Randall Miles	Director	March 25, 2020
Randall Miles

/s/ Daren Jacklin	Director	March 25, 2020
Daren Jacklin

/s/ Susan Truax	Director	March 25, 2020
Susan Truax

/s/ Dan Cahir	Director	March 25, 2020
Dan Cahir

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